Exhibit 99.1

PRESS RELEASE
Friday, August 17, 2001

CENTURYTEL OBTAINS FAVORABLE ORDER REGARDING ARKANSAS CALLING PLANS

MONROE, La.--(BUSINESS WIRE)--Aug. 17, 2001--CenturyTel, Inc. (NYSE: CTL - news ) today announced that the Arkansas Public Service Commission has approved tariff amendments that limit the number of minutes included for a flat rate in the Company's extended area optional calling plans. The order will take effect September 6, 2001.

CenturyTel anticipates the Company will save approximately $5.0 million per quarter in terminating access expenses as a result of this order. The benefit of these expense reductions will not be fully reflected in CenturyTel's operating results until January 2002, due to a four-month lag in the settlement process through the Arkansas Common Carrier Line Pool.

CenturyTel, Inc. provides communications services including local exchange, wireless, long distance, Internet access and data services to more than three million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, and the 8th largest cellular company, based on population equivalents owned, in the United States.

Visit CenturyTel's corporate Web site www.centurytel.com

Contact:
CenturyTel, Inc., Monroe

Media:	Annmarie Sartor, 318/388-9671 annmarie.sartor@centurytel.com or
Investors:	Jeff Glover, 318/388-9648 jeff.glover@centurytel.com